                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2018 Results and Updates Fiscal Year 2018 Financial Outlook

Shelton, Conn - August 7, 2018 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter, which ended June 30, 2018.

Executive Summary

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Net sales were $620.6 million in the third quarter of fiscal 2018, a decrease of 2.7% when compared to the prior year period on a GAAP basis, and down 4.9% on an organic basis. (Organic basis excludes sales impact from the Jack Black acquisition, the Playtex gloves divestiture, and the translational benefit from currency.)

•
GAAP Diluted Earnings Per Share ("EPS") were $0.22 for the third quarter, including a $0.43 after tax impact from the non-cash goodwill impairment charge in the Infant Care business, as compared to $0.95 in the prior year quarter. Adjusted EPS were $0.91 for the third quarter, compared to $1.11 in the prior year quarter.

•	Delivered $193 million in cash from operating activities through the first nine months of fiscal 2018, as compared to $135 million in the prior year.

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Finalized program details for "Project Fuel" with large scale implementation expected to begin in August 2018. Project Fuel is expected to deliver $225 million in annual gross cost savings by the end of the 2021 fiscal year.

•	Updated financial outlook for fiscal 2018.

The Company reports and forecasts results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"During the third quarter, we continued to invest in and expand our strategic growth initiatives and made significant progress on Project Fuel, our enterprise-wide initiative to transform the Company's business and cost structure. And in a difficult quarter, we were able to perform in line with our financial outlook and generate significant free cash flow,” said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board. “As expected, our third quarter results were impacted by previously identified headwinds, including a large inventory reduction in Japan Wet Shave and an increasingly competitive environment in U.S. Wet Shave, as well as less favorable currency translation and increased volatility in input and logistics costs. Despite these challenges, we are maintaining our full year Adjusted EPS outlook.” Mr. Hatfield continued, “Our organization is operating with a sense of urgency and driving the transformation needed to improve our agility, deliver on our cost savings targets and generate the resources to fuel investment in our brands and strategic growth initiatives. We are confident that by executing on our growth initiatives and Project Fuel we can deliver enhanced value for all Edgewell shareholders.”

Fiscal 3Q 2018 Operating Results (Unaudited)
Net sales were $620.6 million in the quarter, a decrease of 2.7% when compared to the prior year quarter. Excluding a $7.8 million benefit from the Jack Black acquisition, a $3.5 million negative impact from the Playtex gloves divestiture, and a $10.0 million benefit from currency translation, organic net sales decreased 4.9%. The decline in organic net sales was largely driven by lower Wet Shave volumes in North America and Asia Pacific, due primarily to trade inventory reductions in Japan. Pricing, in aggregate, was in line with the prior year, with favorable pricing in Wet Shave and Feminine Care offset by negative price mix in Sun Care. From a geographic perspective, North America organic net sales declined 3.9% and International organic net sales declined 6.9%, with nearly all of the decline coming from inventory reductions in Japan.
Gross margin decreased 170 basis points to 48.8%. Excluding $1.8 million in Jack Black integration costs, gross margin decreased 150 basis points, primarily driven by unfavorable volume mix within Wet Shave in North America and Japan, unfavorable cost mix, primarily related to higher input costs, and negative price mix in the Sun Care business, due to increased promotional activity in support of new products and a higher level of product returns.
Advertising and sales promotion expense ("A&P") was $105.3 million, or 17.0% of net sales, a decrease from prior year spend of $114.2 million, or 17.9% of net sales. The decrease in A&P spend was primarily driven by a $4.7 million reduction in non-working spend generated by the Zero-Based Spending ("ZBS") initiative, a timing shift in brand support of Men's Systems and planned lower support for Feminine Care.
Selling, general and administrative expense ("SG&A") was $100.7 million, or 16.2% of net sales, as compared to $97.5 million, or 15.3% of net sales, in the prior year. Excluding $2.7 million in costs associated with the acquisition of Jack Black, $0.5 million of information technology enablement charges for Project Fuel and $1.4 million in unfavorable currency translation, SG&A as a percent of net sales improved 60 basis points over the prior year.
The Company recorded a non-cash goodwill impairment charge of $24.4 million in the quarter to adjust the carrying value of goodwill for the Infant Care reporting unit. The impairment was the result of an increased discount rate related to market risk assumptions and Company specific risks and due to lower projected long-term future cash flows.
The Company recorded pre-tax restructuring expense of $15.4 million in the quarter in support of Project Fuel, consisting of consulting, program management and severance costs.
Other expense, net was $3.5 million of expense during the quarter as compared to $1.6 million of income in the prior year period, primarily reflecting a negative impact from foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures.
Earnings before income taxes were $21.4 million during the quarter compared to $65.5 million in the third quarter of fiscal 2017. Adjusted operating income decreased to $84.6 million in the quarter from $94.3 million in the prior year period.
The effective tax rate for the first nine months of fiscal 2018 was 40.2% as compared to 22.9% in the prior year period and includes a net charge of $17.4 million related to the U.S. Tax Cuts and Jobs Act (the "Tax Act”) and the impact of the non-deductibility of the goodwill impairment charge. The Tax Act impact is comprised of a $94.2 million one-time transition tax on undistributed foreign earnings, offset by a $76.8 million benefit from the re-measurement of U.S. deferred tax assets and liabilities. The adjusted effective tax rate for the first nine months of fiscal 2018 was 24.4% compared to 23.9% in the prior year period. The current period adjusted rate was favorably impacted by the lower U.S. tax rate from the enactment of the Tax Act, offset by an unfavorable mix of earnings in higher tax rate jurisdictions.
GAAP net earnings for the quarter were $12.1 million ($0.22 per share) compared to earnings of $54.9 million ($0.95 per share) in the third quarter of fiscal 2017. Adjusted net earnings in the quarter were $49.2 million ($0.91 per share), as compared to $63.7 million ($1.11 per share) in the third quarter of fiscal 2017.
Net cash from operating activities was $193.3 million for the first nine months of fiscal 2018, as compared to cash from operating activities of $135.0 million during the same period in the prior year. The improvement in operating cash flow was driven by changes in working capital, primarily driven by an increase in the Company's accounts receivable factoring arrangement, as well as lower inventory and other operating liabilities.

Project Fuel

“Executing on the strategic initiatives under Project Fuel is Edgewell’s top priority. This comprehensive effort is designed to drive cost savings and increase productivity through every part of our business. Our goal is to make the Company more agile and generate the flexibility needed to fuel investment in our brands and our margin-enhancing initiatives,” said Rod R. Little, Chief Financial Officer. “We are working full speed ahead to take the actions needed to drive strong results and have already made significant progress. Through Project Fuel, we are building a highly capable organization that is simpler, faster, more accountable and positioned to win.”
Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of the Company's business and cost structure. The project will incorporate the Company's existing ZBS and global productivity initiatives and include a new global restructuring initiative.
Significant progress was made on Project Fuel during the third quarter. Project solution groups have validated and refined plans to meet cost-savings targets within Supply Chain and Operations, Commercial Sales, and Corporate G&A elements of the business. The Company has begun to simplify and transform the organization, structure and key processes that underlie its desired future state operations. To implement this transformation, 15 unique information technology enablement projects designed to support and enable the new structure have been launched. The Company also has completed readiness plans to begin the full implementation of Project Fuel in late August.
Project Fuel is expected to achieve $225 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments in strategic growth initiatives and brand building, offset anticipated operational headwinds from inflation and other rising input costs, and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company estimates one-time pre-tax charges to be approximately $120 to $130 million, with an additional capital investment of $60 to $70 million through the end of the 2021 fiscal year. The Company anticipates that the majority of the one-time charges associated with these initiatives will be incurred by the end of the 2019 fiscal year.

Fiscal 3Q 2018 Operating Segment Results (Unaudited)
Following is a summary of third quarter results by segment. All comparisons are with the third quarter of fiscal year 2017.

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales decreased $17.4 million, or 4.9%. Excluding the impact of currency movements, organic net sales decreased 7.1% versus the prior year. International markets declined $19 million or 10% organically, largely driven by a $15 million trade inventory reduction in Japan. North America net sales declined $6 million or 3.6%, largely driven by the impact of lost promotional sales in a club customer compared to a year ago. Total Men's Systems organic net sales declined 19%, driven by declines in North America and Asia Pacific. Total Women's Systems organic net sales increased over 2%, with growth in North America and Latin America, driven by Intuition f.a.b., partly offset by declines in Asia Pacific related to the trade inventory reduction in Japan. Disposables organic net sales were down 3%, largely driven by volume declines in North America. Wet Shave segment profit decreased $3.8 million, or 6.4%, primarily due to lower volumes in North America and Japan, and slightly higher cost of goods, partly offset by lower A&P spending in North America Men's Systems.

Sun and Skin Care (Sun Care, Wipes, Bulldog, Jack Black)
Sun and Skin Care net sales increased $1.7 million, or 1.1%. Excluding the Jack Black acquisition, the impact of the Playtex gloves sale and the impact of currency movements, organic net sales decreased $4.2 million, or 2.6%, including a $2.6 million reduction related to the Company's exiting of the private label Sun Care business. Organic sales growth in global Skin Care, Bulldog, and International Sun Care, were more than offset by sales declines in North America Sun Care. The declines in North America Sun Care were due to higher returns, slightly lower volumes, and the impact of the private label business exit. Sun and Skin Care segment profit decreased $8.3 million, or 19.6%, driven primarily by lower gross margin, due to the combined impact of higher returns and trade spend, and slightly higher input costs. A&P was also higher in the quarter in support of new product launches.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $2.3 million, or 2.7%. The decline was driven by Tampons and Pads, while total Liners, led by Carefree, increased 5.2%. Feminine Care segment profit increased $3.5 million, or 46.1%, due to overhead reduction initiatives, and lower A&P and G&A spending.

All Other (Infant Care, all other brands)
All Other net sales increased $1.1 million, or 3.5%. Excluding the impact of currency movements, organic net sales increased $0.8 million, or 2.5%. Growth in Pet Care and favorable price mix in Infant Care offset declines related to the impact of the Toys R Us liquidation. All Other segment profit decreased $1.2 million, or 17.9%, due to higher materials and warehouse and distribution costs.

Updated Full Fiscal Year 2018 Financial Outlook
For fiscal 2018, net sales are expected to decline approximately 2% (previously down 0.5%), while organic net sales are expected to be down approximately 3.5% (previously 3%.) Organic net sales exclude an approximate 120 basis-point increase (previously 230 basis-point increase) from favorable foreign currency translation and a 30 basis-point combined increase from the Jack Black and Bulldog acquisitions, net of the Playtex gloves divestiture.
The Company's outlook for GAAP EPS for fiscal 2018 is now expected to be in the range of $2.15 to $2.25 (previously $2.70 to $2.90), including the charge related to the Tax Act, the gain related to the sale of the Playtex gloves business, Jack Black integration costs, Project Fuel restructuring charges, and the Infant Care goodwill impairment charge. The outlook for Adjusted EPS is expected to be in the range of $3.45 to $3.55 (previously $3.40 to $3.60). Full year Adjusted operating income margin as a percent of net sales is anticipated to be down approximately 120 basis points versus the prior year.
The Company's ZBS initiative is now anticipated to drive $30 - $33 million (previously $25 to $30 million) in net savings in fiscal 2018.
For fiscal 2018, Project Fuel related restructuring charges and capital expenditures are now expected to be approximately $50 million and $3 million, respectively. The changes in fiscal 2018 estimates are primarily related to timing, as detailed project schedules for fiscal 2018 and fiscal 2019 are completed.
The adjusted effective tax rate for the 2018 fiscal year is now estimated to be in the range of 23% to 25% (previously 22% to 24%).
The Company anticipates that fiscal 2018 free cash flow will be above 100% of Adjusted net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2018 third quarter earnings and the outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding; Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

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Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as impairment charges, the disposition of the Playtex gloves business, the impact of the Tax Cuts and Jobs Act (the "Tax Act"), costs associated with the acquisition and integration of Jack Black, L.L.C. ("Jack Black"), restructuring charges and amortization of intangibles. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2018 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the three and nine months ended June 30, 2018, the impact of acquisitions includes net sales and segment profit activity for Jack Black, which was acquired in March 2018. For the nine months ended June 30, 2018, the impact of acquisitions includes October 2018 net sales and segment profit for Bulldog Skincare Holdings Limited (“Bulldog”) which was acquired in October 2016.

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Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as impairment charges, Jack Black acquisition and integration costs, restructuring charges and the sale of the Playtex gloves business.

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Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as impairment charges, Jack Black acquisition and integration costs, restructuring charges and the sale of the Playtex gloves business.

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Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as impairment charges, Jack Black acquisition and integration costs, restructuring charges, the sale of the

Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

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Adjusted effective tax rate is defined as the effective tax rate excluding items such as impairment charges, Jack Black acquisition and integration costs, restructuring charges, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

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Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

•	Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of adjusted net earnings.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	We face risks associated with global economic conditions.

•	Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.

•	Loss of any of our principal customers could significantly decrease our sales and profitability.

•	Our inability to execute a successful e-commerce strategy could have a significant impact on our business

•	Changes in production costs, including raw material prices, could erode our profit margins and negatively impact operating results.

•	Loss of reputation of our leading brands or failure of our marketing plans could have an adverse effect on our business.

•	We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.

•	We face risks arising from our ongoing efforts to achieve cost savings.

•	If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

•	We may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits.

•	A failure of a key information technology system or a breach of our information security could adversely impact our ability to conduct business.

•	Our business is subject to increasing global regulation, including product related regulations and environmental regulations, that may expose us to significant liabilities.

•	Our access to capital markets and borrowing capacity could be limited.

•	Impairment of our goodwill and other intangible assets would result in a reduction in net income.

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Legislative changes in applicable tax laws, policies and regulations or unfavorable resolution of tax matters may result in additional tax liabilities, which could adversely impact our cash flows and results of operations.

•	Our manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond our control.

•	We have a substantial level of indebtedness and are subject to various covenants relating to such indebtedness, which could limit our discretion to operate and grow our business.

•	Our business is subject to seasonal volatility.

•	There can be no guarantee that we will repurchase stock.

•	We do not expect to pay dividends for the foreseeable future.

•	If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.

•	Our financial results could be adversely impacted by the United Kingdom's departure from the European Union.

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Our business involves the potential for product liability and other claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.

•	Our business could be negatively impacted as a result of stockholder activism or an unsolicited takeover proposal or a proxy contest.

•	We may not be able to attract, retain and develop key personnel.

•	We may experience losses or be subject to increased funding and expenses related to our pension plans.

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Certain provisions in our articles of incorporation and bylaws, and of Missouri law, could deter or delay a third-party's effort to acquire us, especially if the Board determines it is not in the best interest of our shareholders.

•	The trading price of our common shares may be volatile.

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If the Separation of our household products business on July 1, 2015 (the "Separation"), together with certain related transactions, does not qualify as a transaction that is generally tax free for U.S. federal income tax purposes, our shareholders could be subject to significant tax liabilities.

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Indemnifications under the Separation agreement with Energizer Holdings, Inc. or Energizer’s inability to satisfy indemnification obligations in the future could negatively impact our financial results.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2017.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net sales	$620.6	$637.5	$1,697.0	$1,733.5
Cost of products sold	317.9	315.4	891.9	873.8
Gross profit	302.7	322.1	805.1	859.7

Selling, general and administrative expense	100.7	97.5	301.4	295.2
Advertising and sales promotion expense	105.3	114.2	229.9	247.3
Research and development expense	14.9	16.4	46.5	50.2
Impairment charges	24.4	—	24.4	—
Restructuring charges	15.4	12.5	19.1	24.9
Sale of Playtex gloves	0.6	—	(15.3)	—
Interest expense associated with debt	16.5	17.6	52.5	52.3
Other expense (income), net	3.5	(1.6)	6.3	(10.1)
Earnings before income taxes	21.4	65.5	140.3	199.9
Income tax provision	9.3	10.6	56.4	45.8
Net earnings	$12.1	$54.9	$83.9	$154.1

Earnings per share:
Basic net earnings per share	$0.23	$0.96	$1.54	$2.68
Diluted net earnings per diluted share	0.22	0.95	1.54	2.67

Weighted-average shares outstanding:
Basic	54.0	57.2	54.5	57.4
Diluted	54.1	57.5	54.6	57.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	June 30, 2018	September 30, 2017
Current assets
Cash and cash equivalents	$218.5	$502.9
Trade receivables, less allowance for doubtful accounts	225.6	224.1
Inventories	341.4	333.5
Other current assets	135.3	125.7
Total current assets	920.8	1,186.2
Property, plant and equipment, net	427.5	453.4
Goodwill	1,450.7	1,445.9
Other intangible assets, net	1,104.2	1,071.7
Other assets	33.4	31.6
Total assets	$3,936.6	$4,188.8

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	184.9	—
Notes payable	20.9	19.4
Accounts payable	233.9	223.6
Other current liabilities	297.0	281.4
Total current liabilities	736.7	524.4
Long-term debt	1,096.5	1,525.4
Deferred income tax liabilities	151.0	181.8
Other liabilities	234.5	215.5
Total liabilities	2,218.7	2,447.1
Shareholders' equity
Preferred shares	—	—
Common shares	0.7	0.7
Additional paid-in capital	1,629.4	1,623.4
Retained earnings	1,046.5	952.9
Common shares in treasury at cost	(822.4)	(703.9)
Accumulated other comprehensive loss	(136.3)	(131.4)
Total shareholders' equity	1,717.9	1,741.7
Total liabilities and shareholders' equity	$3,936.6	$4,188.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2018	2017
Cash Flow from Operating Activities
Net earnings	$83.9	$154.1
Non-cash restructuring costs	—	6.4
Impairment charge	24.4	—
Depreciation and amortization	73.4	70.3
Share-based compensation expense	14.0	16.6
(Gain) / loss on sale of assets	(13.0)	3.9
Deferred compensation payments	(15.4)	(27.6)
Deferred income taxes	(22.9)	(3.0)
Other, net	(4.1)	(13.1)
Changes in operating assets and liabilities	53.0	(72.6)
Net cash from operating activities	193.3	135.0

Cash Flow from Investing Activities
Capital expenditures	(41.8)	(45.4)
Acquisitions, net of cash acquired	(90.2)	(34.0)
Playtex gloves sale	19.0	—
Proceeds from sale of assets	4.7	5.9
Net cash used by investing activities	(108.3)	(73.5)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	477.0	181.0
Cash payments on debt with original maturities greater than 90 days	(722.0)	(423.0)
Net (decrease) increase in debt with original maturities of 90 days or less	0.2	0.1
Common shares purchased	(124.4)	(94.6)
Employee shares withheld for taxes	(2.2)	(15.6)
Excess tax benefits from share-based payments	—	1.9
Net cash used by financing activities	(371.4)	(350.2)

Effect of exchange rate changes on cash	2.0	4.7

Net decrease in cash and cash equivalents	(284.4)	(284.0)
Cash and cash equivalents, beginning of period	502.9	738.9
Cash and cash equivalents, end of period	$218.5	$454.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, impairment charges, costs associated with restructuring initiatives, Jack Black, L.L.C. ("Jack Black") integration costs, the sale of the Playtex gloves business and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, we completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.2, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net Sales
Wet Shave	$341.1	$358.5	$980.4	$1,007.3
Sun and Skin Care	162.8	161.1	374.2	369.3
Feminine Care	84.1	86.4	247.0	258.7
All Other	32.6	31.5	95.4	98.2
Total net sales	$620.6	$637.5	$1,697.0	$1,733.5

Segment Profit
Wet Shave	$56.0	$59.8	$180.5	$205.0
Sun and Skin Care	34.1	42.4	76.9	94.1
Feminine Care	11.1	7.6	26.2	17.5
All Other	5.5	6.7	17.0	21.3
Total segment profit	106.7	116.5	300.6	337.9
General corporate and other expenses	(17.5)	(18.2)	(54.7)	(58.1)
Impairment charges	(24.4)	—	(24.4)	—
Restructuring and related charges (1)	(15.9)	(12.8)	(19.6)	(25.6)
Jack Black acquisition and integration costs	(2.3)	—	(4.9)	—
Sale of Playtex gloves	(0.6)	—	15.3	—
Amortization of intangibles	(4.6)	(4.0)	(13.2)	(12.1)
Interest and other expense, net	(20.0)	(16.0)	(58.8)	(42.2)
Total earnings before income taxes	$21.4	$65.5	$140.3	$199.9

(1)
Includes pre-tax Selling, general and administrative expense of $0.5 for the three and nine months ended June 30, 2018, associated with certain information technology enablement expenses for Project Fuel. Includes Cost of products sold of $0.3 and $0.7 for the third quarter and first nine months of fiscal 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the 2013 restructuring.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended June 30,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net Earnings and Diluted EPS - GAAP (Unaudited)	$12.1	$54.9	0.22	0.95
Impairment charges	24.4	—	0.45	—
Restructuring and related charges (1)	15.9	12.8	0.29	0.23
Jack Black acquisition and integration costs	2.3	—	0.05	—
Sale of Playtex gloves	0.6	—	0.01	—
Income taxes	(6.1)	(4.0)	(0.11)	(0.07)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$49.2	$63.7	$0.91	$1.11

Weighted-average shares outstanding - Diluted			54.1	57.5

(1)
Includes pre-tax Selling, general and administrative expense of $0.5 for the third quarter of fiscal 2018 with certain information technology enablement expenses for Project Fuel. Includes Cost of products sold of $0.3 for the third quarter of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

	Nine Months Ended June 30,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net Earnings and Diluted EPS - GAAP (Unaudited)	$83.9	$154.1	1.54	2.67
Impairment charges	24.4	—	0.45	—
Restructuring and related charges (1)	19.6	25.6	0.36	0.45
Jack Black acquisition and integration costs	4.9	—	0.09	—
Sale of Playtex gloves	(15.3)	—	(0.28)	—
Income taxes(2)	13.9	(8.0)	0.25	(0.14)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$131.4	$171.7	$2.41	$2.98

Weighted-average shares outstanding - Diluted			54.6	57.7

(1)
Includes pre-tax Selling, general and administrative expense of $0.5 for the first nine months of fiscal 2018 with certain information technology enablement expenses for Project Fuel. Includes Cost of products sold of $0.7 for the first nine months of fiscal 2017 associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

(2)
Includes the impact of the Tax Act totaling $17.4 in Income tax expense for the first nine months of fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended June 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	302.7	100.7	21.4	$12.1	0.22
% of net sales	48.8%	16.2%
Impairment charges	—	—	24.4	23.3	0.43
Restructuring and related charges (2)	—	0.5	15.9	11.6	0.22
Jack Black acquisition and integration costs	1.8	0.5	2.3	1.7	0.03
Sale of Playtex gloves	—	—	0.6	0.5	0.01
Total Adjusted Non-GAAP	$304.5	$99.7	$64.6	$49.2	$0.91
% of net sales	49.1%	16.1%

Nine Months Ended June 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	805.1	301.4	140.3	$83.9	1.54
% of net sales	47.4%	17.8%
Impairment charges	—	—	24.4	23.3	0.43
Restructuring and related charges (2)	—	0.5	19.6	14.3	0.26
Jack Black acquisition and integration costs	1.8	3.1	4.9	3.6	0.06
Sale of Playtex gloves	—	—	(15.3)	(11.1)	(0.20)
Income tax reform	—	—	—	17.4	0.32
Total Adjusted Non-GAAP	$806.9	$297.8	$173.9	$131.4	$2.41
% of net sales	47.5%	17.5%

Quarter Ended June 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	322.1	97.5	65.5	$54.9	0.95
% of net sales	50.5%	15.3%
Restructuring and related charges (2)	0.3	—	12.8	8.8	0.16
Total Adjusted Non-GAAP	$322.4	$97.5	$78.3	$63.7	$1.11
% of net sales	50.6%	15.3%

Nine Months Ended June 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	859.7	295.2	199.9	$154.1	2.67
% of net sales	49.6%	17.0%
Restructuring and related charges (2)	0.7	—	25.6	17.6	0.31
Total Adjusted Non-GAAP	$860.4	$295.2	$225.5	$171.7	$2.98
% of net sales	49.6%	17.0%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Includes pre-tax Selling, general and administrative expense of $0.5 for the three and nine months ended June 30, 2018, associated with certain information technology enablement expenses for Project Fuel. Includes Cost of products sold of $0.3 and $0.7 for the third quarter and first nine months of fiscal 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the third quarter and first nine months of fiscal 2018 and 2017:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Earnings before income taxes	21.4	65.5	140.3	199.9
Impairment charges	24.4	—	24.4	—
Restructuring and related charges (1)	15.9	12.8	19.6	25.6
Jack Black acquisition and integration costs	2.3	—	4.9	—
Sale of Playtex gloves	0.6	—	(15.3)	—
Interest expense associated with debt	16.5	17.6	52.5	52.3
Other expense (income), net	3.5	(1.6)	6.3	(10.1)
Adjusted operating income	84.6	94.3	232.7	267.7
% of net sales	13.6%	14.8%	13.7%	15.4%

(1)
Includes pre-tax Selling, general and administrative expense of $0.5 for the three and nine months ended June 30, 2018, associated with certain information technology enablement expenses for Project Fuel. Includes Cost of products sold of $0.3 and $0.7 for the third quarter and first nine months of fiscal 2017, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the 2013 restructuring.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Nine Months Ended June 30, 2018			Nine Months Ended June 30, 2017
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	$140.3	$33.6	$173.9	$199.9	$25.6	$225.5
Income tax provision	56.4	(13.9)	42.5	45.8	8.0	53.8
Net earnings	$83.9	$47.5	$131.4	$154.1	$17.6	$171.7

Effective tax rate	40.2%			22.9%
Adjusted effective tax rate			24.4%			23.9%

(1)
Includes adjustments for impairment charges, Jack Black acquisition and integration costs, restructuring charges, the sale of the Playtex gloves business, the associated tax impact of these charges and the impact of the Tax Act. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the third quarter and first nine months of fiscal 2018, as compared to the corresponding periods in fiscal 2017, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales
Quarter Ended June 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 '17	$358.5		161.1		86.4		31.5		$637.5
Organic	(25.3)	(7.1)%	(4.2)	(2.6)%	(2.5)	(2.9)%	0.8	2.5%	(31.2)	(4.9)%
Impact of disposition	—	—%	(3.5)	(2.2)%	—	—%	—	—%	(3.5)	(0.5)%
Impact of acquisitions	—	—%	7.8	4.8%	—	—%	—	—%	7.8	1.2%
Impact of currency	7.9	2.2%	1.6	1.1%	0.2	0.2%	0.3	1.0%	10.0	1.6%
Net Sales - Q3 '18	$341.1	(4.9)%	$162.8	1.1%	$84.1	(2.7)%	$32.6	3.5%	$620.6	(2.7)%

Net Sales
Nine Months Ended June 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '17	$1,007.3		369.3		258.7		98.2		$1,733.5
Organic	(58.6)	(5.8)%	(2.2)	(0.6)%	(12.5)	(4.8)%	(3.7)	(3.8)%	(77.0)	(4.4)%
Impact of disposition	—	—%	(10.5)	(2.8)%	—	—%	—	—%	(10.5)	(0.6)%
Impact of acquisitions	—	—%	12.5	3.4%	—	—%	—	—%	12.5	0.7%
Impact of currency	31.7	3.1%	5.1	1.3%	0.8	0.3%	0.9	0.9%	38.5	2.2%
Net Sales - FY '18	$980.4	(2.7)%	$374.2	1.3%	$247.0	(4.5)%	$95.4	(2.9)%	$1,697.0	(2.1)%

Segment Profit
Quarter Ended June 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 '17	$59.8		42.4		7.6		6.7		$116.5
Organic	(5.7)	(9.5)%	(9.2)	(21.7)%	3.4	44.7%	(1.4)	(20.9)%	(12.9)	(11.1)%
Impact of disposition	—	—%	(1.1)	(2.6)%	—	—%	—	—%	(1.1)	(0.9)%
Impact of acquisitions	—	—%	1.9	4.5%	—	—%	—	—%	1.9	1.6%
Impact of currency	1.9	3.1%	0.1	0.2%	0.1	1.4%	0.2	3.0%	2.3	2.0%
Segment Profit - Q3 '18	$56.0	(6.4)%	$34.1	(19.6)%	$11.1	46.1%	$5.5	(17.9)%	$106.7	(8.4)%

Segment Profit
Nine Months Ended June 30, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '17	$205.0		94.1		17.5		21.3		$337.9
Organic	(32.6)	(15.9)%	(15.9)	(16.9)%	8.2	46.9%	(4.9)	(23.0)%	(45.2)	(13.4)%
Impact of disposition	—	—%	(3.4)	(3.6)%	—	—%	—	—%	(3.4)	(1.0)%
Impact of acquisitions	—	—%	1.2	1.3%	—	—%	—	—%	1.2	0.4%
Impact of currency	8.1	3.9%	0.9	0.9%	0.5	2.8%	0.6	2.7%	10.1	3.0%
Segment Profit - FY '18	$180.5	(12.0)%	$76.9	(18.3)%	$26.2	49.7%	$17.0	(20.3)%	$300.6	(11.0)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net earnings	$12.1	$54.9	$83.9	$154.1
Income tax provision	9.3	10.6	56.4	45.8
Interest expense, net	16.5	17.6	52.6	52.3
Depreciation and amortization	24.2	22.5	73.4	71.6
EBITDA	$62.1	$105.6	$266.3	$323.8

Impairment charges	24.4	—	24.4	—
Restructuring and related costs (1)	15.9	13.7	19.6	24.3
Jack Black acquisition and integration costs	2.3	—	4.9	—
Sale of Playtex gloves business	0.6	—	(15.3)	—
Adjusted EBITDA	$105.3	$119.3	$299.9	$348.1

(1)	Excludes $(0.9) and $1.3 of accelerated depreciation for the third quarter and first nine months of fiscal 2017, respectively, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2018 results:

Adjusted EPS Outlook
Fiscal 2018 GAAP EPS		$2.15 - $2.25

Impairment charges	approx.	$0.45
Restructuring charges	approx.	$0.93
Jack Black acquisition and integration costs	approx.	$0.10
Sale of Playtex gloves business	approx.	$(0.28)
Impact of tax reform - net transition tax	approx.	$0.32
Income taxes (1)	approx.	$(0.22)

Fiscal 2018 Adjusted EPS Outlook (Non-GAAP)		$3.45 - $3.55

(1)	Income tax effect of the adjustments to Fiscal 2018 GAAP EPS noted above.

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the third and second quarters of fiscal 2018 and the fourth quarter of fiscal 2017 are presented below.

	Q3 2018	Days (1)	Q2 2018	Days (1)	Q4 2017	Days (1)
Receivables, as reported	222.8		244.6		269.1
Less: Trade allowance in accrued liabilities (2)	(24.5)		(25.0)		(26.0)
Receivables, adjusted	198.3	32	219.6	35	243.1	39

Inventories, as reported	348.5	107	348.9	108	346.1	108

Accounts payable, as reported	225.9	70	226.7	70	218.4	68

Average adjusted working capital (3)	320.9		341.8		370.8
% of net sales (4)	14.2%		15.0%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of June 30, 2018, March 31, 2018 and September 30, 2017, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Sale of Playtex Gloves Business
The sale of the Playtex gloves business was completed in October 2017. The historical results of the Playtex gloves business are included in the consolidated statements of earnings through September 30, 2017. Reflected below are the net sales and segment profit for the Playtex gloves business. The Playtex gloves business is included in the Sun and Skin Care Segment through the date of sale.

		Q1	Q2	Q3	Q4	FY
Gloves - Net Sales	Fiscal 2017	$4.1	$3.8	$3.5	$3.3	$14.7
Gloves - Segment Profit	Fiscal 2017	$1.2	$1.3	1.1	0.7	$4.3